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                                                                    EXHIBIT 14.1


                        THE MERIDIAN RESOURCE CORPORATION
                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

         The Board of Directors of the Company has adopted this Code in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC"). This Code shall be applicable to the Company's Chief Executive Officer, Chief Financial Officer, treasurer, controller, principal accounting officer and any other employees of the Company performing similar functions ("Senior Financial Officers").

A.       HONEST AND ETHICAL CONDUCT.

         The Senior Financial Officers should conduct themselves and their activities on behalf of the Company and its affiliated entities in an honest and ethical manner and in a manner that complies with this Code and the Company's Code of Business Conduct. To this end, the Senior Financial Officers should endeavor to promote a culture of honesty, integrity, ethical behavior and accountability within the Company and its affiliated entities whereby all employees of the Company are encouraged to conduct themselves and their activities on behalf of the Company and its affiliated entities in an honest and ethical manner and in a manner which complies with the Code of Business Conduct.

B.       CONFLICTS OF INTEREST.

         The Senior Financial Officers should endeavor to avoid any actual, potential or apparent conflict of interest between their personal and professional relationships. Senior Financial Officers must promptly report, and disclose all material facts relating to their relationships or financial interests that give rise, directly or indirectly, to an actual, potential or apparent conflict of interest to the Board. A Senior Financial Officer may not knowingly become involved in any actual or apparent conflict of interest without the relationship or financial interest having been approved by the Board.

C.       DISCLOSURE IN SEC FILINGS AND OTHER PUBLIC COMMUNICATIONS.

         The Senior Financial Officers should conduct themselves and their activities on behalf of the Company and its affiliated entities in a manner that promotes the full, fair, accurate, timely and understandable disclosure, in accordance with applicable laws, rules or regulations, of all material information required to be included in (i) each report or other document required to be filed or submitted by the Company with the SEC and (ii) in all other public communications made by the Company. To this end, the Senior Financial Officers should establish and manage the Company's


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internal controls and disclosure controls and procedures in a manner designed and applied to enable:

         - The Company's consolidated financial statements to present fairly, in all material respects, the financial position, the results of operations and the cash flows of the Company as of and for the period(s) indicated in conformity with accounting principles generally accepted in the United States;

         - The CEO and CFO to make the certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act and the disclosures required by Item 307 of Regulation S-K of the SEC; and

         - The Company to retain and dispose of its financial documents and records in compliance with, in all material respects, with established Company policies and applicable laws, rules and regulations.

D.       COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS.

         The Senior Financial Officers should encourage and promote compliance by all employees of the Company with the laws, rules and regulations applicable to the business and operations of the Company in all material respects. To this end, they should oversee the Company's programs designed to (i) educate and inform employees of their rights and obligations under the "Whistleblower Protection" provisions of Section 806 of the Sarbanes-Oxley Act and (ii) identify, promptly report to the Audit Committee (and any other appropriate committee) of the Board and correct any identified material deviation from applicable laws, rules and regulations.

E.       REPORTING CODE VIOLATIONS.

         Senior Financial Officers should report to the Audit Committee (and any other appropriate committee) of the Board any known or suspected violation of this Code by any Senior Financial Officer.

F.       CONSEQUENCES FOR NON-ADHERENCE TO CODE PROVISIONS

         Each Senior Financial Officer shall be personally responsible and accountable for his or her adherence to the provisions of this Code in all material respects. The Company, at the direction of the Board (or the Audit Committee thereof), may impose such sanctions, including dismissal for cause, for a Senior Financial Officer's violation of this Code as the Board (or the Audit Committee thereof) shall determine, under the circumstances, to be in the best interests of the Company and its stockholders.


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         Any waiver of this Code may be made only by the Board (or the Audit
Committee thereof) and must be reported and disclosed as required by and in accordance with applicable laws, rules and regulations.

         This Code may be amended from time to time by the Board or an appropriate committee thereof and any amendment must be reported and disclosed as required by and in accordance with applicable rules and regulations

G.       DISCLOSURE OF THIS CODE AND WAIVERS OF ITS TERMS.

         This Code shall be:

              - filed with the SEC as an exhibit to the Company's Annual Report on Form 10-K or next Quarterly Report on Form 10-Q;

              - posted on the Company's website (with the Company's Annual Report on Form 10-K disclosing both the Company's website address and the fact that this Code is posted on the Company's website); and/or

              - provided to any person without charge, upon request (with the Company's Annual Report on Form 10-K including an undertaking by the Company to so provide a copy of this Code and explaining the manner in which a request for a copy of the Code may be made).

THIS CODE SHALL OTHERWISE BE MADE PUBLICLY AVAILABLE AS REQUIRED BY LAW AND/OR STOCK EXCHANGE RULE.

         Waivers of any provisions of this Code can be made only by the Audit Committee, and any waivers so granted shall be disclosed as required by law and/or stock exchange rule. In like respect, any amendments or modifications to this Code shall be disclosed as required by law and/or stock exchange rule.

         ANY AUDIT COMMITTEE WAIVERS OR APPROVALS OF OR CONSENTS TO ANY ACTIVITIES OR MATTERS THAT OTHERWISE WOULD VIOLATE OR CONFLICT WITH THIS CODE, SHALL BE DISCLOSED IN A FORM 8-K FILED WITH THE SEC AND/OR DISCLOSED ON THE COMPANY'S WEBSITE IN THE MANNER REQUIRED BY LAW AND/OR STOCK EXCHANGE RULE.

         These disclosures shall remain publicly available and maintained by the Company for the specified period(s) of time required by law and/or stock exchange rule. Likewise, information concerning these disclosures shall be retained by the Company for the specified period(s) of time mandated by law and/or stock exchange rule.


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